Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206 Financial Dynamics Investors: Julie Huang/Theresa Kelleher Media: Sean Leous 212-850-5600

FOR RELEASE:  7:00 AM (Eastern)  July 26, 2005

CONMED REPORTS POSITIVE SECOND QUARTER RESULTS
– Sales Increase 21% –
– Diluted Earnings Per Share (non-GAAP) Increases 10% –
– Income From Operations (non-GAAP) Increases 12% –
– 12% Growth in Orthopaedic Sales –
– 10% Growth in Electrosurgery Sales –
– Conference Call Today at 10 a.m. EDT –

Utica, New York, July 26, 2005 ----- CONMED Corporation (Nasdaq: CNMD) announced today its financial results for the second quarter of 2005.

Mr.     Joseph J. Corasanti, President and Chief Operating Officer, commented, “CONMED Corporation delivered another quarter of strong top line growth driven primarily by the terrific sales performance of our Arthroscopy and Electrosurgery products, and the September 2004 acquisition of our Endoscopic Technologies product line. Our organic sales increase of 8.0% in the quarter, which excludes the effects of foreign currency conversion and acquisition revenues, exceeds our internal forecasts and is the highest rate of organic growth in the recent past.”

Total sales for the second quarter increased 20.9% to $158.3 million ($156.4 million at constant exchange rates) compared to $130.9 million in the second quarter of 2004. The previously announced acquisition of the Endoscopic Technologies business on September 30, 2004 added $15.0 million to sales for the second quarter of 2005. Excluding acquisition and other charges (please see attached reconciliation for full explanation), non-GAAP net income for the second quarter grew 8.9% to $13.4 million compared to $12.3 million (GAAP) in the second quarter of 2004. Earnings per diluted share grew 9.8% to $0.45 (non-GAAP) compared to $0.41 (GAAP) in last year’s second quarter. GAAP net income, including acquisition and transition charges, for the three months ended June 2005 was $10.5 million, or $0.35 per diluted share.

CONMED News Release Continued	Page 2 of 10	July 26, 2005

Following is a summary of second quarter sales by product line in millions of dollars:

	Three Months Ended June,		Percent
	2004	2005	Increase
Orthopaedic Surgery
Arthroscopy	$48.0	$54.8	14.2%
Powered Surgical Instruments	31.4	33.9	8.0%

	79.4	88.7	11.7%

General Surgery and Patient Care
Electrosurgery	20.6	22.6	9.7%
Patient Care	18.4	19.1	3.8%
Endosurgery	12.5	12.9	3.2%
Endoscopic Technologies	-	15.0	-

	51.5	69.6	35.1%

Total	$130.9	$158.3	20.9%

As in the last several quarters, the growth in the Arthroscopy product line continues to be led by sales of minimally-invasive surgery camera systems, which increased 29% over the second quarter of 2004. This growth is being driven by sales of the enhanced definition camera, introduced early in 2004, which has superior resolution capabilities. The quality of its image enables it to compete effectively for both arthroscopy applications and general surgical applications. Powered Surgical Instruments growth came from the Company’s large bone products and also from the small bone handpiece PowerPro Max® introduced at the American Academy of Orthopaedic Surgeons (AAOS) conference in February of this year.

Electrosurgery’s growth once again exceeded market growth rates led by sales of the Company’s electrosurgical generators as well as single use products. Patient Care and Endosurgery experienced second quarter growth equivalent to market growth rates. The Endoscopic Technologies business sequentially improved its sales performance from the first quarter of 2005 and is performing as anticipated.

Compared to the second quarter of 2004, the Company’s gross margin has improved to 53.0% versus 52.5%, excluding acquisition transition charges, as a result of the addition of the Endoscopic Technologies products, which have gross margins that are higher than CONMED’s corporate average. Similarly, selling and administrative costs as a percentage of sales have increased compared to the second quarter of last year because sales and marketing costs of the Endoscopic Technologies business are higher than CONMED’s corporate average. In addition, CONMED experienced increased expenses associated with the antitrust litigation and higher research and development costs. As a result of the higher sales base in the second quarter of 2005 compared to the same period in 2004, offset to some degree by the effects of the changes in the Company’s expense profile discussed above, the Company’s income from operations grew 12% to $24.0 million, excluding acquisition transition and unusual charges, compared to $21.5 million (GAAP) in the second quarter of 2004. On a GAAP basis, income from operations in the second quarter of 2005 was $19.6 million.

CONMED News Release Continued	Page 3 of 10	July 26, 2005

Six Month Results

For the six months ended June 30, 2005, CONMED reported revenues of $314.1 million, up 18.6% (17.2% excluding foreign currency) from the $264.9 million in the first six months of last year. Non-GAAP net income for the first six months of 2005 grew to $26.9 million, or $0.90 per diluted share, (excluding acquisition transition and other charges) compared to GAAP net income of $24.3 million, or $0.81 per diluted share, for the six months ended June 30, 2004. Including transition and other charges in the first six months of 2005, GAAP net income and EPS were $21.3 million and $0.71, respectively (please see attached schedule for full explanation of transition and other charges).

Following is a summary of the first six months of 2005 sales by product line in millions of dollars:

	Six Months Ended June,		Percent
	2004	2005	Increase
Orthopaedic Surgery
Arthroscopy	$99.3	$108.8	9.6%
Powered Surgical Instruments	64.9	69.4	6.9%

	164.2	178.2	8.5%

General Surgery and Patient Care
Electrosurgery	40.8	43.5	6.6%
Patient Care	36.4	38.0	4.4%
Endosurgery	23.5	25.2	7.2%
Endoscopic Technologies	-	29.2	-

	100.7	135.9	35.0%

Total	$264.9	$314.1	18.6%

Outlook

Based on Conmed’s performance to date, management continues to believe that sales for all of 2005 will grow approximately 15% above 2004 levels. Approximately one-half of this total sales increase is expected to come from internal growth of our product lines and one-half is anticipated from the effect of the Endoscopic Technologies acquisition for the first nine months of 2005 until its revenues annualize in the fourth quarter of 2005. In addition, management continues to expect operating cash flow for 2005 to approximate $75 - $80 million and expects full year 2005 diluted earnings per share to be in a range of $1.84 - $1.89, excluding transition and other costs. This estimated range represents a slight reduction from previous Company guidance as a result of a number of matters including higher anticipated litigation costs associated with its action as a plaintiff against a competitor for believed antitrust actions, reduced expectations relative to currency exchange, and certain increased raw materials and distribution costs caused by higher petroleum prices.

Further, in order to realize various future product opportunities, management has concluded that a slight increase in research and development activities is in the best long-term interests of the Company. Accordingly, the Company will target research and development expense to approximate 4.0% - 4.5% of sales for the foreseeable future as compared to 3.5% - 4.0% in the recent past.

CONMED News Release Continued	Page 4 of 10	July 26, 2005

For the third quarter ended September 30, 2005, management anticipates that revenues will approximate $153 - $156 million and that diluted earnings per share will be in a range of $0.41 - $0.44, excluding transition and unusual charges.

Acquisition, and Other Charges

Acquisition – The Company purchased the Endoscopic Technologies product line from C.R. Bard, Inc. on September 30, 2004, for a purchase price of approximately $80.0 million. As required by FASB 141, the Company has recorded the fair value of inventory acquired in the purchase transaction. Since the fair value of the inventory exceeds the manufacturing cost, as the initial inventory is sold, cost of sales is higher than what would normally have been the case. For the first six months of 2005, this added charge to cost of sales equaled $0.5 million. Further, during a transition period, CONMED is purchasing the Endoscopic Technologies finished goods from C.R. Bard at costs greater than what the Company expects its manufacturing costs will be once manufacturing is relocated to CONMED facilities. This difference in cost is estimated to be $1.8 million for the second quarter of 2005 and $3.6 million for the six months ended June, 2005, and has been recorded in cost of sales. The Company reaffirms that it expects the transition to extend into 2006 in order to permit an orderly transfer and to be sure that there is sufficient finished goods inventory on hand to meet customers’ requirements.

Accordingly, the Company expects it will incur additional cost of sales amounts on a quarterly basis of $1.5 - $2.0 million until the transition can be completed. The Company continues to work closely with the C.R. Bard management to facilitate the transition of manufacturing to CONMED’s locations.

Other unusual costs associated with the Endoscopic Technologies acquisition including compensation and other integration expenses amounted to $1.4 million for the second quarter of 2005 and $2.8 million for the first six months of 2005.

Cost associated with termination of a product – CONMED has offered integrated operating room design and installation for over two years following the acquisition of the line in November 2002. One of the components of the system had been a proprietary brand of surgical lights distributed for a third-party supplier. As previously announced, in the fourth quarter of 2004 the Company concluded that it was a better use of resources to focus research and development efforts on integrated systems development and has ceased selling its own brand of surgical lights.

CONMED no longer services the installed base of lights purchased from the Company. In order to maintain customer relationships, and in fairness to customers who purchased lights from CONMED expecting that CONMED would maintain its high level of service, the Company initiated a program to replace all of its surgical lights currently in use. The Company expensed $0.4 million in the second quarter of 2005 and $0.9 million in the first half of 2005. It expects additional charges totaling approximately $1.0 million over the remainder of 2005 as the replacement program is completed.

Environmental settlement – The Company has entered into a settlement of certain environmental claims relating to the operations of one of the Company’s subsidiaries during the 1980s, before it was acquired by CONMED, at a site other than the one it currently occupies. The current owner alleged that the acquired subsidiary caused environmental contamination of the property. In order to avoid litigation, the Company agreed to reimburse the owner for a certain percentage of past remediation costs, and to participate in the funding of the remediation activities. The total sum of all past costs, including attorney’s fees, together with the current estimate of future costs, amounts to approximately $0.7 million and has been recorded as an unusual charge in the quarter ended June 2005.

CONMED News Release Continued	Page 5 of 10	July 26, 2005

Today’s Conference Call

CONMED will broadcast its second quarter 2005 conference call live over the Internet today at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED’s web site at www.conmed.com. Replays of the call will be made available through August 2, 2005.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 2,900 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any acquisition (and its integration) or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 6 of 10	July 26, 2005

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005

Net sales	$130,912	$158,276	$264,876	$314,135

Cost of sales	62,198	74,325	125,803	147,371
Cost of sales, acquisition transition
- Note A	-	1,827	-	4,165

Gross profit	68,714	82,124	139,073	162,599

Selling and administrative	42,409	53,559	86,202	106,091
Research and development	4,836	6,375	9,575	12,224
Other expense (income), net - Note B	-	2,576	-	4,476

	47,245	62,510	95,777	122,791

Income from operations	21,469	19,614	43,296	39,808

Interest expense	2,558	3,571	5,864	7,330

Income before income taxes	18,911	16,043	37,432	32,478

Provision for income taxes	6,619	5,535	13,101	11,205

Net income	$12,292	$10,508	$24,331	$21,273

Per share data:

Net Income
Basic	$.41	$.36	$.83	$.73
Diluted	.41	.35	.81	.71

Weighted average common shares
Basic	29,649	29,494	29,476	29,301
Diluted	30,313	30,060	30,151	29,830

Note A – Included in cost of sales in the three and six months ended June 30, 2005 are approximately $1.8 million and $4.2 million, respectively, in acquisition-related costs.

Note B – Included in other expense in the three months ended June 30, 2005 are the following: $0.7 million in environmental settlement costs, $0.4 million in costs related to the termination of a product offering and $1.4 million in acquisition-related costs. Included in other expense in the six months ended June 30, 2005 are the following: $0.7 million in environmental settlement costs, $0.9 million in costs related to the termination of a product offering and $2.8 million in acquisition-related costs.

CONMED News Release Continued	Page 7 of 10	July 26, 2005

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

ASSETS

	December 31, 2004	June 30, 2005

Current assets:
Cash and cash equivalents	$4,189	$6,506
Accounts receivable, net	74,593	76,552
Inventories	127,935	142,055
Deferred income taxes	13,733	13,662
Other current assets	2,492	3,321

Total current assets	222,942	242,096
Property, plant and equipment, net	101,465	102,460
Goodwill and other intangible assets, net	529,717	528,628
Other assets	18,701	18,620

Total assets	$872,825	$891,804

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,037	$4,121
Other current liabilities	59,024	60,746

Total current liabilities	63,061	64,867
Long-term debt	290,485	269,422
Deferred income taxes	51,433	58,798
Other long-term liabilities	19,863	22,958

Total liabilities	424,842	416,045

Shareholders' equity:
Capital accounts	226,444	235,649
Retained earnings	227,938	249,211
Accumulated other comprehensive loss	(6,399)	(9,101)

Total equity	447,983	475,759

Total liabilities and shareholders' equity	$872,825	$891,804

CONMED News Release Continued	Page 8 of 10	July 26, 2005

CONMED CORPORATION CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended June 30,
	2004	2005
Cash flows from operating activities:
Net income	$24,331	$21,273
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	13,036	15,282
Deferred income taxes	8,586	7,365
Sale of accounts receivable	2,000	(3,000)
Other, net	(2,236)	(11,025)

Net cash provided by operating activities	45,717	29,895

Cash flow from investing activities:
Purchases of property, plant, and equipment	(4,338)	(8,098)

Other, net	-	(364)

Net cash used in investing activities	(4,338)	(8,462)

Cash flow from financing activities:
Payments on debt	(24,204)	(28,979)
Proceeds of debt	-	8,000
Proceeds from common stock issued under employee plans	9,010	13,020
Repurchase of common stock	-	(7,759)
Other, net	(318)	(396)

Net cash provided by financing activities	(15,512)	(16,114)

Effect of exchange rate change
on cash and cash equivalents	(1,650)	(3,002)

Net increase in cash and cash equivalents	24,217	2,317

Cash and cash equivalents at beginning of period	5,986	4,189

Cash and cash equivalents at end of period	$30,203	$6,506

CONMED News Release Continued	Page 9 of 10	July 26, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts)
(unaudited)

	Three months ended June 30,
	2004	2005

Reported net income	$12,292	$10,508

Acquisition-related costs included
in cost of sales	-	1,827

Environmental settlement costs	-	698

Termination of product offering	-	429

Other acquisition-related costs	-	1,449

Total other expense	-	2,576

Unusual expense before income taxes	-	4,403

Provision (benefit) for income taxes on unusual expense	-	(1,519)

Net income before unusual items	$12,292	$13,392

Per share data:

Reported net income (loss)
Basic	$0.41	$0.36
Diluted	0.41	0.35

Net income before unusual items
Basic	$0.41	$0.45
Diluted	0.41	0.45

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED News Release Continued	Page 10 of 10	July 26, 2005

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
(In thousands except per share amounts) (unaudited)

	Six months ended June 30,
	2004	2005

Reported net income	$24,331	$21,273

Acquisition-related costs included
in cost of sales	-	4,165

Environmental settlement costs	-	698

Termination of product offering	-	949

Other acquisition-related costs	-	2,829

Total other expense	-	4,476

Unusual expense before income taxes	-	8,641

Provision (benefit) for income taxes on unusual expense	-	(2,981)

Net income before unusual items	$24,331	$26,933

Per share data:

Reported net income
Basic	$0.83	$0.73
Diluted	0.81	0.71

Net income before unusual items
Basic	$0.83	$0.92
Diluted	0.81	0.90

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.